ECHO HEALTHCARE ACQUISITION CORP.

Units consisting of one share of common stock
and one common stock purchase warrant

SELECTED DEALER AGREEMENT

__________, 2005

Ladies and Gentlemen:

1.      We and the other Underwriters named in the Prospectus relating to the above units (the “Underwriters”), acting through us as Representative, are severally offering for sale an aggregate of 9,375,000 units (the “Firm Units”), each unit consisting of one share of common stock and one common stock purchase warrant, of Echo Healthcare Acquisition Corp. (the “Company”), which we have agreed to purchase from the Company. In addition, the several Underwriters have been granted an option to purchase from the Company up to an additional 1,406,250 units (the “Option Units”) to cover over-allotments in connection with the sale of the Firm Units. The Firm Units, and any Option Units, purchased are herein called the “Securities”. The Securities and the terms under which they are to be offered for sale by the several Underwriters are more particularly described in the Prospectus.

2.      The Securities are to be offered to the public by the several Underwriters at the price per unit set forth on the cover page of the Prospectus (the “Public Offering Price”), in accordance with the terms of offering thereof set forth in the Prospectus.

3.     Some or all of the several Underwriters are severally offering, subject to the terms and conditions hereof, a portion of the Securities for sale to certain dealers who are actually engaged in the investment banking or securities business and who are either (i) members in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) or (ii) dealers with their principal places of business located outside the United States, its territories and its possessions and not registered as brokers or dealers under the Securities Exchange Act of 1934 (the “1934 Act”), who have agreed not to make any sales of the Securities within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein (such dealers who shall agree to purchase Securities hereunder being herein called “Selected Dealers”), at the Public Offering Price, less a selling concession of not in excess of $_____per unit payable as hereinafter provided, out of which concession an amount not exceeding $_____per unit may be reallowed by Selected Dealers to members of the NASD or foreign dealers qualified as aforesaid. The Selected Dealers have agreed to comply with all applicable rules of the NASD, including, without limitation, Rule 2740 of the Conduct Rules of the NASD (the “Conduct Rules”). If a Selected Dealer is not an NASD member, such dealer agrees to comply as though such dealer was a member with Rules 2730, 2740 and 2750 of the Conduct Rules and to comply with the requirements of the NASD’s Interpretation with Respect to Free-Riding and Withholding (IM-2110-1 of the Conduct Rules). If a Selected Dealer is a foreign bank, broker, dealer, or other institution, such dealer agrees not to offer or to sell any Securities in the United States of America except through the Representative and in making sales of Securities such dealer agrees to comply with Rule 2420 of the Conduct Rules as it applies to a nonmember broker or dealer in a foreign country. Each Selected Dealer further represents, by participating in this offering, each dealer has provided to us all documents and other information required to be filed with respect to such dealer, any related person or any person associated with the dealer or any such related person pursuant to the supplementary requirements of the NASD’s interpretation with respect to review of corporate financing as such requirements relate to this offering. Some of or all the

Underwriters may be included among the Selected Dealers. Each of the Underwriters has agreed that, during the term of this Agreement, it will be governed by the terms and conditions hereof whether or not such Underwriter is included among the Selected Dealers.

4.     On behalf of the Underwriters, we shall act as Representative under this Agreement and shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the public offering of the Securities.

5.     If you desire to purchase any of the Securities, your application should reach us promptly by telephone or telegraph at our office at 24 Corporate Plaza, Newport Beach, CA 92660. We reserve the right to reject subscriptions in whole or in part, to make allotments and to close the subscription books at any time without notice. The Securities allotted to you will be confirmed, subject to the terms and conditions of this Agreement.

6.     The privilege of subscribing for the Securities is extended to you only on behalf of such of the Underwriters, if any, as may lawfully sell the Securities to dealers in your state or other jurisdiction.

7.      Any of the Securities purchased by you under the terms of this Agreement may be immediately reoffered to the public in accordance with the terms of offering thereof set forth herein and in the Prospectus, subject to the securities or Blue Sky laws of the various states or other jurisdictions.

You agree to pay us on demand for the accounts of the several Underwriters an amount equal to the Selected Dealer concession as to any Securities purchased by you hereunder which, prior to the termination of this paragraph, we may purchase or contract to purchase for the account of any Underwriter and, in addition, we may charge you with any broker’s commission and transfer tax paid in connection with such purchase or contract to purchase. Any of the Securities delivered on such repurchases need not be the identical units originally purchased.

You agree to advise us from time to time, upon request, of the number of Securities purchased by you hereunder and remaining unsold at the time of such request, and, if in our opinion any such units shall be needed to make delivery of the Securities sold or over-allotted for the account of one or more of the Underwriters, you will, forthwith upon our request, grant to us for the account or accounts of such Underwriter or Underwriters the right, exercisable promptly after receipt of notice from you that such right has been granted, to purchase, at the Public Offering Price less the selling concession or such part thereof as we shall determine, such number of units of said Securities owned by you as shall have been specified in our request.

No expenses shall be charged to Selected Dealers. A single transfer tax, if payable, upon the sale of the Securities by the respective Underwriters to you will be paid when such Securities are delivered to you. However, you shall pay any transfer tax on sales of Securities by you and you shall pay your proportionate share of any transfer tax (other than the single transfer tax described above) in the event that any such tax shall from time to time be assessed against you and other Selected Dealers as a group or otherwise.

Neither you nor any other person is or has been authorized to give any information or to make any representation in connection with the sale of the Securities other than as contained in the Prospectus.

8.     The first three paragraphs of Section 7 hereof will terminate when we shall have determined that the public offering of the Securities has been completed and upon telegraphic notice to you of such termination, but, if not theretofore terminated, they will terminate at the close of business on the 45th calendar day after the date hereof; provided, however, that we shall have the right to extend such provisions for a further period or periods, not exceeding 30 calendar days in the aggregate, upon telegraphic notice to you.

9.     For the purpose of stabilizing the market in the Securities, we have been authorized (a) to make purchases and sales of the units and any other securities of the Company in the open market or otherwise, for long or short account, (b) in arranging for sales of the Securities, to over-allot and (c) to cover any short position or liquidate any long position incurred in connection with such stabilization. Except as permitted by us, you will not, at any time prior to the completion of distribution of the Securities pursuant to this Agreement, bid for, purchase, sell or attempt to induce others to purchase or sell, directly or indirectly, any units of the Company or any security of the same class and series, or any right to purchase any such security other than: (i) as provided for in this Agreement, the Agreement Among Underwriters or the Underwriting Agreement relating to the Securities, or (ii) purchases or sales by you of any units as broker on unsolicited orders for the account of others.

You further agree at all times to comply with the provisions of Regulation M of the Securities and Exchange Commission applicable to this offering.

10.     On becoming a Selected Dealer, and in offering and selling the Securities, you agree to comply with all the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the 1934 Act. You confirm that you are familiar with Rule 15c2-8 under the 1934 Act relating to the distribution of preliminary and final prospectuses for securities of an issuer (whether or not the issuer is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act) and confirm that you have complied and will comply therewith. You confirm also that you are familiar with Release No. 4968 of the Securities and Exchange Commission under the 1933 Act and that you have complied and will comply with the requirements therein relating to the distribution of copies of the Preliminary Prospectus relating to the Securities.

We hereby confirm that we will make available to you such number of copies of the Prospectus (as amended or supplemented) as you may reasonably request for the purposes contemplated by the 1933 Act or the 1934 Act, or the rules and regulations thereunder.

11.     Upon request, you will be informed as to the states and other jurisdictions under the respective securities or blue sky laws of which we have been advised that the Securities are qualified for sale or are exempt from such qualification, but neither we nor any of the Underwriters assume any obligation or responsibility as to the right of any Selected Dealer to sell the Securities in any state or other jurisdiction or as to the eligibility of the Securities for sale therein.

12.     No Selected Dealer is authorized to act as our agent or as agent for the Underwriters or issuer, or otherwise to act on our behalf or on behalf of the Underwriters or issuer, in offering or selling the Securities to the public or otherwise or to furnish any information or make any representation except as contained in the Prospectus.

13.     Nothing will constitute the Selected Dealers an association or other separate entity or partners with the Underwriters, with us, or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. We and the several Underwriters shall not be under any liability for or in respect of the value of the Securities or the validity or form thereof, or for or in respect of the delivery of the Securities, or for the performance by anyone of any agreement on its part, or for the qualification of the Securities for sale under the laws of any jurisdiction or its exemption from such qualification, or for or in respect of any other matter relating to this Agreement, except for lack of good faith and for obligations expressly assumed by us or by the Underwriters in this Agreement; and no obligation on our part shall be implied herefrom. The foregoing provisions shall not be deemed a waiver of any liability imposed under the 1933 Act.

14.     Payment for the Securities sold to you hereunder is to be made at the Public Offering Price less the above-mentioned selling concession at such time and on such date as we may advise, at the office of Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660, by certified or official bank check in New York Clearing House funds, payable to the order of Roth Capital Partners, LLC, as Representative, against delivery of the Securities. If you are a member of, or clear through a member of, The Depository Trust Company (“DTC”), we may, in our discretion, deliver your Securities through the facilities of DTC.

15.     Notices to us should be addressed and mailed or delivered to us at the office of Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660. Notices to you shall be deemed to have been duly given if telegraphed, mailed or delivered to you at the address indicated in this letter.

16.     This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of law or conflicts of laws principles thereof.

17.     If you desire to purchase any of the Securities, please confirm your application by completing, signing and returning to us the subscription letter enclosed herewith, even though you may have previously advised us thereof by telephone or telegraph. Our signature hereon may be by facsimile.

Very truly yours,

Roth Capital Partners, LLC
As Representative of the Several Underwriters

By: _______________________
Authorized Signatory

Roth Capital Partners, LLC
24 Corporate Plaza
Newport Beach, CA 92660

We hereby subscribe for ______________ units, each unit consisting of one share of common stock and one common stock purchase warrant, of Echo Healthcare Acquisition Corp. in accordance with the terms and conditions stated in the foregoing letter. We hereby acknowledge receipt of the Prospectus referred to in the first paragraph thereof relating to such units. We further state that in purchasing the units we have relied upon such Prospectus and upon no other statement whatsoever, whether written or oral. We confirm that we are a dealer actually engaged in the investment banking or securities business and that we are either (i) a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) or (ii) a dealer with its principal place of business located outside the United States, its territories and its possessions and not registered as a broker or dealer under the Securities Exchange Act of 1934, who hereby agrees not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein except through the Representative. We hereby have agreed to comply with all applicable rules of the NASD, including, without limitation, Rule 2740 of the Conduct Rules of the NASD (the “Conduct Rules”). If we are not an NASD member, we agree to comply as though we were a member with Rules 2730, 2740 and 2750 of the Conduct Rules and to comply with the requirements of the NASD’s Interpretation with Respect to Free-Riding and Withholding (IM-2110-1 of the Conduct Rules). We also represent that we have provided to you all documents and other information required to be filed with respect to us, any related person or any person associated with us or any such related person pursuant to the supplementary requirements of the NASD’s interpretation with respect to review of corporate financing as such requirements relate to this offering.

Very truly yours,
By: ______________________
Authorized Signatory
Dated: __________, 2005
Address: